9138971v1                     -2-

                    THE ADAMS EXPRESS COMPANY

                      ARTICLES OF AMENDMENT


          The Adams Express Company, a Maryland corporation (the
"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST:  Article I of the charter of the Corporation
(the "Charter") is hereby amended to change the name of the Corporation to:

               Adams Diversified Equity Fund, Inc.

          SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation, and the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

          THIRD: These Articles of Amendment will become effective at 12:01 a.m. on March 31, 2015.

          FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.



                    [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 26th day of March, 2015.

ATTEST:                            THE ADAMS EXPRESS COMPANY


/s/ Lawrence L. Hooper, Jr.        By: /s/ Mark E. Stoeckle
Lawrence L. Hooper, Jr.                Mark E. Stoeckle
Secretary                              CEO & President